UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 19, 2005

AmericasBank Corp.

(Exact Name of Registrant as Specified in its Charter)

Maryland	000-22925	52-2090433
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

500 York Road

Towson, Maryland 21204

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code: 410-823-0500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CRF 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 SFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e- 4 (c))

Item 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On December 19, 2005, the board of directors of the Registrant and the Registrant’s wholly-owned subsidiary, AmericasBank, approved a policy pursuant to which each non-employee director of Americas Bank (an “Eligible Director”) is eligible to receive an annual retainer of $5,000, payable at the beginning of each calendar year. The Eligible Directors are also eligible to receive an additional payment of $250 per meeting of the board and of a board committee. The chair of each committee and the chairman of the board of directors are each eligible to receive an additional $100 per attended committee meeting. In addition, the Eligible Directors are eligible to receive non-qualified stock options to purchase 500 shares of the our common stock at the end of each calendar year and additional stock options to purchase 1,000 shares of our common stock for each completed three year term of service on the board. The options described herein shall be granted under and shall be subject to the terms and provisions of the AmericasBank Corp. 2004 Stock Incentive Plan, as amended from time to time. We also reimburse the Eligible Directors for all reasonable expenses incurred on our behalf. The policy is effective December 30, 2005, and provides that it may be amended, altered or terminated at the election of the board of directors of the Registrant at any time.

The Registrant does not pay cash remuneration to its directors. It is expected that unless and until the Registrant becomes actively involved in additional businesses other than owning all the capital stock of AmericasBank, no separate cash compensation will be paid to the directors of AmericasBank Corp. in addition to that paid to them by AmericasBank in their capacities as directors of AmericasBank. However, the Registrant may determine in the future that such separate cash compensation is appropriate.

ITEM	9.01. FINANCIAL STATEMENTS AND EXHIBITS

(a)	Not applicable

(b)	Not applicable

(c)	Exhibits

10.1 AmericasBank	Corp. and AmericasBank Director Compensation Policy

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICASBANK CORP.

December 19, 2005	By:	/s/ Mark H. Anders
Mark H. Anders, President

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